LP Building Solutions Names Jimmy Mason as Executive Vice President, General Manager of the OSB Business
Mason brings more than 20 years of manufacturing operations and leadership experience to the role

NASHVILLE, Tenn. (Feb. 23, 2022) – LP Building Solutions (LP), a leading manufacturer of high-performance building products, today announced that Jimmy Mason has been named Executive Vice President, General Manager of OSB effective Feb. 28, 2022.

Mason succeeds Jason Ringblom, who was recently appointed Executive Vice President, General Manager of Siding.

“After conducting an extensive internal and external search process, we are pleased to welcome someone of Jimmy’s caliber to LP’s executive team,” said LP Chair and Chief Executive Officer Brad Southern. “His strong track record of operational excellence propelled our Siding business to new heights as we faced unprecedented customer demand, multiple capacity expansion projects, and complex health and safety conditions introduced by the COVID-19 pandemic. I am confident that Jimmy’s leadership will be an asset to the OSB business as we continue to accelerate our strategic transformation.”

Mason brings more than 20 years of manufacturing operations experience to the role. He joined LP in 2006, most recently serving as Vice President, Siding Manufacturing, where he has been instrumental in leading the Siding business’ exceptional safety performance, strong overall equipment effectiveness results, and the conversions of LP Dawson Creek and LP Houlton to siding mills. Before this, he held roles as Regional Operations Director and Regional Operations Manager for Siding as well as Plant Operations Superintendent at LP Roxboro and LP Roaring Riving and Plant Manager at LP Roaring River.

“I am honored to lead the OSB business during this important time in LP’s history,” said Mason. “As we work to meet surging demand while we navigate complex supply chain disruptions and ongoing logistics challenges, I know our OSB team has the talent, determination, and agility to meet our ambitious growth and efficiency goals. I look forward to working with Brad and the talented LP team as we continue to execute our strategic transformation, deliver results, and create value for our shareholders.”

Before joining LP, Mason held various roles at International Paper and Milliken & Company. He earned a Bachelor of Science in Business Administration with a professional option in Operations Management from Auburn University.

About LP Building Solutions

As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders, remodelers, and homeowners worldwide. LP’s extensive offerings include innovative and dependable building products and accessories, such as Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®), LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, and LP® FlameBlock® Fire-Rated Sheathing and more), LP® TopNotch® Sub-Flooring, and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while our shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 25 plants across the U.S., Canada, Chile, and Brazil. For more information, visit LPCorp.com.